Exhibit 99.1

The First Bancshares, Inc. Reports 2nd Quarter 2013 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--July 26, 2013--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended June 30, 2013. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be August 12, 2013 with a payable date of August 27, 2013.

Net income available to common stockholders for the three months ended June 30, 2013 amounted to $706,000, or $.18 per diluted share, compared to $931,000, or $.30 per diluted share for the same quarter in 2012, a decrease of $225,000 or 24.2%. Net income available to common shareholders exclusive of merger related costs for the three months ended June 30, 2013 was $1,134,000, a 21.8% increase over the same quarter in 2012.

Net income available to common stockholders for the six months ended June 30, 2013 amounted to $1,825,000, or $.51 per diluted share, compared to $1,796,000, or $.58 per diluted share for the same period in 2012, an increase of $29,000 or 1.6% in net income available to common shareholders. Net income available to common shareholders exclusive of merger related costs for the six months ended June 30, 2013 was $2,200,000, a 22.5% increase over the same period in 2012.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased with the continued growth in all areas of our company. We achieved substantial growth in loans and deposits during the quarter as a result of the acquisition of First National Bank of Baldwin County and throughout our legacy markets. Profitability also improved showing a 20% increase in net income year over year when adjusted for merger related costs. The integration of First National Bank of Baldwin County will be completed during the third quarter resulting in some additional merger related expenses; however, our core business continues to perform well.”

The following are key highlights for the six months ended June 30, 2013:

  Assets grew 33.8% to $965.4 million
  Loans increased 34.8% to $557.8 million
  Deposits increased 41.4% to $843.3 million
  New banking center in Ocean Springs, MS
  Completed private placement of preferred stock raising $20 million
  Signed definitive agreement to purchase First National Bank of Baldwin County and executed transaction effective April 30th
  Preferred stock converted to 1,951,220 shares of common stock following approval at annual meeting

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended June 30, 2013, was $6.8 million, a $1.3 million increase compared to the second quarter of 2012. This improvement was primarily a result of increased loan volume in existing markets as well as loan growth associated with the acquisition of First National Bank of Baldwin County.

Non-interest income increased for the second quarter of 2013 to $1,890,000 as compared to $1,510,000 for the second quarter of 2012. An increase in fee income associated with higher loan and deposit volumes attributed to this increase.

Non-Interest Expense

Non-interest expense increased for the second quarter of 2013 to $7,245,000 as compared to $5,414,000 for the second quarter of 2012. This reflects an increase of 33.8% in non-interest expense primarily related to an increase in operating costs associated with the acquisition of First National Bank of Baldwin County as well as an increase in salaries and employee benefits associated with the start of our private banking division. One-time acquisition costs expensed during the second quarter of 2013 amounted to $635,500.

Total Assets, Net Loans and Deposits

Total assets increased between March 31, 2013, and June 30, 2013 by $176.6 million, or 22.4%. Deposits saw an increase of $180.1 million or 27.1% over the same period. Total loans, net of unearned interest, increased $132.4 million or 31.1% between March 31, 2013, and June 30, 2013. Assets of $188.5 million, loans of $124.2 million and deposits of $185.8 were acquired from First National Bank of Baldwin County on April 30, 2013.

At June 30, 2013, The First Bancshares, Inc. reported total loans of $557.8 million, total assets of $965.4 million, total deposits of $843.3 million and stockholders’ equity of $82.6 million. Return on average assets was .53% and return on average equity was 5.64% for the annualized six months exclusive of merger related expenses of $977,000 and a non-interest income award of $415,000.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012

Interest income	$7,609	$6,609	$14,259	$13,275
Interest expense	823	1,101	1,582	2,282
Net interest income	6,786	5,508	12,677	10,993
Provision for loan losses	349	221	660	373
Net interest income after provision for loan losses	6,437	5,287	12,017	10,620
Non-interest income	1,890	1,510	3,820	2,985
Non-interest expense	7,245	5,414	13,224	10,936
Income before income taxes	1,082	1,383	2,613	2,669
Income taxes	270	346	576	661
Net income	812	1,037	2,037	2,008
Preferred Stock Accretion & Dividends	106	106	212	212
Net income applicable to Common Stock	706	931	1,825	1,796
Earnings per share applicable to common stockholders
Basic	$.18	$.30	$.52	$.58
Diluted	.18	.30	.51	.58
Dividends per share	.0375	.0375	.075	.075

	June 30,	December 31,	June 30,
	2013	2012	2012

Total assets	$965,437	$721,386	$700,616
Cash and due from banks	76,900	29,813	22,366
Federal funds sold	4,941	1,064	764
Investment securities	256,485	222,863	238,187
Loans, net of unearned interest	557,771	413,698	385,551
Allowance for loan losses as % of net loans	.97%	1.16%	1.16%
Loans past due 90 days and still accruing	352	158	1,205
Non-accrual loans	1,886	3,401	2,303
Non-accrual securities	1,950	1,950	1,950
Other real estate owned	5,686	6,782	6,744
Total nonperforming assets	9,874	12,291	12,202
Deposits-interest bearing	661,015	487,002	483,547
Deposits non-interest bearing	182,324	109,625	104,482
Total deposits	843,339	596,627	588,029
Borrowed funds	16,500	36,771	28,291
Subordinated debentures	10,310	10,310	10,310
Stockholders’ equity	82,617	65,885	63,300
Tangible book value (per share)	$10.20	$11.97	$10.99
Total shares outstanding	5,093,455	3,107,102	3,135,361

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998